EX-10.28.3


July 28, 1999

Mr. Herb Kurlan
MDNH Partners, L.P.
220 Bush Street
Suite 660
San Francisco, CA 94101

VIA FACSIMILE:  415-781-4641

Dear Herb:

     This letter is to confirm our understanding of the terms of the $1,500,000 investment by MDNH Partners and/or Engmann Options. In return for $1,500,000, Telscape International, Inc. ("Telscape") agrees to provide 146,000 restricted shares of Telscape common stock. These shares will be restricted for nine months from the date hereof. In addition, Telscape agrees to provide an unsecured and subordinated promissory note in the amount of $576,114 due 11/24/99. Telscape may prepay this note with no penalty subject to the following limitations. In the event that Telscape's common stock closes above $11 per share for the five consecutive trading days prior to 11/24/99, Telscape may elect to pay the holder the principal amount in cash plus accrued interest at ,a rate of 15% per annum. In the event that the price of Telscape common stock per share is greater than $5.25 per share and less than $11 per share at the time of maturity, Telscape must provide the holder with 91,042 shares of Telscape common stock as payment of the note and no interest shall be owing. In the event that the price of Telscape common stock per share is less than $5.25, Telscape agrees to pay the note in cash at maturity plus accrued interest at 15% per annum.

     In addition, provided that Telscape arranges for the transfer of at least 250,000 shares of Telscape common stock into accounts at Preferred Capital Markets, Inc., the parties agree to amend the Securities Purchase Agreement, dated December 18, 1998, and the amendment thereto, dated March 15, 1999, ("SPA Agreements") as follows. Telscape agrees to file with the Securities and Exchange Commission no later than August 31, 1999, a registration statement covering the following shares:

Date of Acquisition       Owner                  Number of Shares
12/15/98                  MDNH Partners             125,000
12/15/98                  Engmann Options           125,000
3/15/99                   MDNH Partners             148,148
3/15/99                   Engmann Options           148,148
7/l/99                    MDNH Partners              73,000
7/l/99                    Engmann Options            73,000
TBD                       MDNH Partners              45,521
TBD                       Engmann Options            45,521

      Provided that Telscape complies with the above registration requirement, it shall not be subject to any registration penalties under the SPA Agreements.

             By signing below the parties hereby agree to the above.

MDNH Partners, L.P.    Engmann Options, Inc.        Telscape
International,                                      Inc.
/s/ HERB KURLAN          /s/ MICHAEL ENGMANN        /s/ TODD M. BINET
    Herb Kurlan              Michael Engmann            Todd M. Binet

Its: President of the GP    Its: Chairman of the Board    President